EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 16, 2017, relating to the financial statements and financial highlights, which appears in Delaware Limited-Term Diversified Income Fund's (constituting Delaware Group® Limited-Term Government Funds) Annual Report on Form N-CSR for the year ended December 31, 2016. We also consent to the references to us under the headings "Financial Highlights" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
April 25, 2017